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                      August 23, 2022

       David Harlow
       President and Chief Executive Officer
       BancFirst Corporation
       100 N. Broadway Ave.
       Oklahoma City, Oklahoma 73102

                                                        Re: BancFirst
Corporation
                                                            Form 10-K for the
fiscal year ended December 31, 2021
                                                            Filed February 25,
2022
                                                            Form 10-Q for the
quarterly period ended March 31, 2022
                                                            Filed May 6, 2022
                                                            File No. 000-14384

       Dear Mr. Harlow:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Finance